Exhibit 10(u)

TCF EMPLOYEES DEFERRED STOCK COMPENSATION PLAN

(As Adopted Effective January 1, 2011)

I.              Purpose of Plan; Effective Date of Plan.

The purpose of this TCF Employees Deferred Stock Compensation Plan (the “Plan”) is to provide Eligible Employees with supplemental retirement benefits as set forth herein by deferring certain transfers of TCF Stock awarded to the Eligible Employee under the terms of the Amended and Restated TCF Financial Incentive Stock Program (As Amended and Restated October 20, 2008), and as thereafter amended (the “Incentive Plan”).  The Plan is established effective as of January 1, 2011 for certain stock awards made under the Incentive Plan in 2011 and thereafter.  This Plan is intended to be exempt from the participation, vesting and funding provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and is intended to be maintained “primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of §§ 201(2), 301(a)(3) and 401(a)(1) of ERISA.  The Plan is also intended to satisfy the requirements for nonqualified deferred compensation plans set forth in Internal Revenue Code (“IRC”) § 409A (as a nonelective “account balance plan” described in Treasury Regulation § 1.409A-1(c)(2)(B)), and it shall be interpreted, administered and construed consistent with said intent.

II.            Definitions.  Whenever used in this Plan, the following terms shall have the respective meanings set forth below, unless a different meaning is required by the context in which the word is used. When the defined meaning is intended, the term is capitalized.

(a)   Affiliate; Affiliated Group.  “Affiliate” means any entity which is required to be aggregated with TCF Financial as a member of a controlled group of corporations in accordance with IRC § 414(b), or as a trade or business under common control in accordance with IRC § 414(c).  The requirements of IRC §§ 414(b) and 414(c) shall be applied using the 80% standard specified therein for all purposes of the Plan, including, without limitation, for the purpose of determining whether a Participant has had a Separation from Service.  The term “Affiliated Group” means the Company and its Affiliates.

(b)   Change in Control.  “Change in Control” with respect to an Employer shall mean a change in ownership with respect to the Employer or TCF Financial (as defined in Treasury Regulation § 1.409A-3(i)(5)(v)), a change in effective control of TCF Financial (as defined in Treasury Regulation § 1.409A-3(i)(5)(vi)) provided, however, that the ownership percentage shall be 50%, or a change in the ownership of a substantial portion of the assets of the Employer or TCF Financial (as defined in Treasury Regulation § 1.409A-3(i)(5)(vii)).

(c)   Committee.  The “Committee” shall consist of the Compensation Committee of the Board of Directors of TCF Financial, or a special sub-committee thereof, which shall consist only of individuals who qualify as independent directors under Rule 303A of the listing standards of the NYSE as applicable to compensation committee members, as non-employee directors under Rule 16b-3 of the Securities and Exchange Commission and as outside directors for purposes of IRC § 162(m).

(d)   Company.  “Company” means TCF Financial.

(e)   Disability.  “Disability” means the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under the long-term disability plan of the Participant’s Employer.

(f)    Eligible Employee.  An “Eligible Employee” is an employee of an Employer who is designated as eligible to participate in this Plan in accordance with the provisions of Article III(a).

(g)   Employer.  “Employer” means TCF Financial and each of its subsidiaries that constitutes an Affiliate.

(h)   Incentive Plan.  “Incentive Plan” means the Amended and Restated TCF Financial Incentive Stock Program (As Amended and Restated October 20, 2008), and as thereafter amended.

(i)    IRC.  The “IRC” is the Internal Revenue Code of 1986, as amended.

(j)    Participant.  A “Participant” is an Eligible Employee who has a TCF Stock Account under this Plan.

(k)   Plan Administrator.  The “Plan Administrator” of this Plan is the Committee.

(l)    Plan Year.  The “Plan Year” is the calendar year.

(m)  Separation from Service.  “Separation from Service” means a separation from service as defined under Treasury Regulation § 1.409A-1(h) with respect to the Affiliated Group.

(n)   TCF Financial.  “TCF Financial” or the “Company” is TCF Financial Corporation, a Delaware corporation.

(o)   TCF Stock.  “TCF Stock” is common stock of TCF Financial, par value $.01 per share.

(p)   TCF Stock Account.  “TCF Stock Account” means the account maintained under the terms of this Plan reflecting the deferral of the transfer of TCF Stock awarded to the Participant under the terms of the Incentive Plan.

III.           Eligibility.

(a)           General Eligibility.  Employees of an Employer are eligible to participate in this Plan as determined by the Committee, in its discretion subject to the following:

(1)           No employee shall be eligible to participate in this Plan unless the Committee determines that such employee will be for that Plan Year a member of “a select group of management or highly compensated employees” within the meaning of §§ 201(2), 301(a)(3) and 401(a)(1) of ERISA.

(2)           The Committee shall select such employees for eligibility in this Plan on a Plan Year by Plan Year basis by promulgating a written statement describing or listing such Eligible Employees.  Selection for one Plan Year does not entitle the employee to be selected the next Plan Year.  An employee who has been selected by the Committee shall, however, be presumed to be selected for the subsequent Plan Year unless and until the Committee evidences a contrary intention.

(b)           Specific Exclusions.  Notwithstanding anything apparently to the contrary in the Plan document or in any written communication, summary, resolution or document or oral communication, no individual shall be an Eligible Employee in this Plan, develop benefits under this Plan or be entitled to receive benefits under this Plan (either for himself or herself or his or her survivors) unless such individual is a member of “a select group of management or highly compensated employees” within the meaning of §§ 201(2), 301(a)(3) and 401(a)(1) of ERISA. If a court of competent jurisdiction, any representative of the U.S. Department of Labor or any other governmental, regulatory or similar body makes a final  determination that an individual is not in “a select group of management or highly compensated employees” within the meaning of §§ 201(2), 301(a)(3) and 401(a)(1) of ERISA, such individual shall no longer be an Eligible Employee in this Plan.

IV.           TCF Stock Accounts.

Each Employer shall establish on its books a separate TCF Stock Account, including subaccounts as described in subsection (c) below, for each Eligible Employee who becomes a Participant in this Plan, and each TCF Stock Account shall be maintained as follows:

(a)           If pursuant to the terms of an award under the Incentive Plan to an Eligible Employee the transfer of TCF Stock to the Eligible Employee is deferred subject to the terms of this Plan, then the amount awarded to the Eligible Employee shall be credited to the Eligible Employee’s TCF Stock Account under this Plan.  The amount credited to the TCF Stock Account shall be measured in terms of shares of TCF Stock, such that the Participant’s TCF Stock Account shall be deemed to be invested in TCF Stock.

(b)           The shares credited under each TCF Stock Account are merely a measuring device to determine the amount owed to individual Participants hereunder.  The Participant shall not be deemed a TCF Financial shareholder with respect to the amounts credited to the Participant’s TCF Stock Account.  Each Participant shall be and remain an unsecured creditor of his or her Employer with respect to any payments due and owing hereunder.  If shares of TCF Stock are contributed to or purchased by a grantor trust (of the type commonly known as a “rabbi trust”) to aid in the accumulation of assets for payment of benefits under this Plan, the Participant shall have no right, title, or interest in such shares of TCF Stock, except as provided under the terms of the applicable trust agreement.

(c)           In order to apply the vesting rules imposed under the terms of the award under the Incentive Plan, a separate subaccount shall be maintained for each Plan Year in which an award under the Incentive Plan to the Participant is deferred subject to the terms of this Plan.

(d)           Any distributions under this Plan to a Participant with respect to the TCF Stock Account shall be made in the form of an in-kind distribution by the Employer (or the grantor trust described in subsection (b)) of the number of shares of TCF Stock deemed to be held for such Participant’s TCF Stock Account pursuant to the terms of the Plan, except as provided in subsection (f).

(e)           The amount credited to the Participant’s TCF Stock Account shall be adjusted to reflect any stock splits or other similar events involving a change in the number or form of outstanding shares of TCF Stock.  Adjustments shall be determined in each case by the Committee and the Committee’s determination shall be final.

(f)            In the event of a Change in Control in which TCF Stock is exchanged for shares of a successor company, or cash, securities or other property, such that TCF Stock is no longer outstanding, the shares of TCF Stock that were deemed to be held under the Participant’s TCF Stock Account upon the closing date shall be deemed to have been exchanged for the same consideration in the Change in Control  as shareholders of TCF Stock generally receive in the Change in Control, and such consideration shall become the measure of the amount credited to the Participant’s TCF Stock Account under this Plan.

(g)           If any dividends are paid with respect to TCF Stock, then for purposes of IRC § 409A the time and form of payment of such dividends (as earnings on the compensation deferred under this Plan) are treated separately from the time and form of payment of the underlying deferred compensation, as provided in this subsection (g).  Notwithstanding any other provision of this subsection (g), no amount shall be paid to the Participant (nor credited to the Participant’s TCF

Stock Account) on account of dividends paid with respect to TCF Stock that are paid prior to the date the shares of TCF Stock deemed to be held under the Participant’s TCF Stock Account are vested, so that no earnings (other than any change in share value) accrue under the Plan with respect to shares credited to a TCF Stock Account prior to the vesting of the shares credited to the account, unless otherwise so provided in the applicable award grant under the Incentive Plan.  Subject to the foregoing, a Participant may elect with respect to the shares awarded in any particular Plan Year that the dividend equivalent payable with respect to such shares be paid as provided either under paragraph (1) or paragraph (2) below.  If the shares awarded under the Incentive Plan are subject to a vesting requirement of at least 12 months of service, then the election with respect to payment of dividend equivalents for those shares may be made any time not later than 30 days after the date of the award, in accordance with Treasury Regulation § 1.409A-2(a)(5).  If the shares awarded under the Incentive Plan are not subject to a vesting requirement of at least 12 months of service, then the election with respect to payment of dividend equivalents for those shares must be made no later than December 31 of the year prior to the year of the award, in accordance with Treasury Regulation § 1.409A-2(a)(3).  If no election is made by the Participant by the date required above, payment shall be made pursuant to paragraph (1) below.

(1)           If any dividends are paid with respect to TCF Stock, then in lieu of any adjustments to the Participants’ TCF Stock Account under the Plan, except as otherwise elected pursuant to paragraph (2), an amount shall be paid in cash (or in stock, if the dividend is in stock, provided that stock splits in the nature of a stock dividend shall not be distributed) directly to the Participant whose account would otherwise be deemed to be due the deemed dividend, and the Participant’s TCF Stock Account shall not be credited with the deemed dividend.  Such dividends generally shall be paid at the same time as paid to shareholders, but not later than the 15th day of the third month following the calendar year for which the dividend is paid.

(2)           Alternatively, the Participant may elect that if any dividends are paid with respect to TCF Stock, then such amount shall be credited to the Participant’s TCF Stock Account and shall be deemed to be reinvested in additional shares of TCF Stock.  Such amount shall then be distributed as provided in Article VI.

V.            Vesting.

A Participant shall be entitled to a benefit attributable to the subaccount of the Participant’s TCF Stock Account for each Plan Year award equal to the amount credited to the subaccount multiplied by the applicable vesting percentage for that subaccount.  The applicable vesting percentage shall be determined under the terms of the award grant under the Incentive Plan.  Except as otherwise provided under the terms of the award grant under the Incentive Plan, upon the Participant’s Separation from Service the Participant shall forfeit the nonvested portion of any subaccount.

VI.           Distributions.

(a)           General Distribution Rules.  A Participant shall receive payment of his or her vested TCF Stock Account (less applicable withholding), following the lapse of the restrictions with respect to the award, at the time or times specified under the terms of the applicable award grant under the Incentive Plan.  Such payment time or times may be a specified date or a fixed schedule; one or more dates following a Separation from Service; or a combination of the foregoing, provided that the payment time or times specified constitute a permissible payment event under Treasury Regulation § 1.409A-3.

(b)           Change in Control; Death; Disability.  Notwithstanding subsection (a):

(1)           In the event of a Change in Control, the entire vested amount credited to the Participant’s TCF Stock Account shall be distributed to the Participant as soon as administratively feasible following the Change in Control, but not later than the end of the Plan Year in which the Change in Control occurs, or, if later, by the 15th day of the third month following the date of the Change in Control.

(2)           If Separation from Service occurs as a result of death, the entire vested amount credited to the Participant’s TCF Stock Account shall be distributed to the Participant’s estate within 90 days following the Participant’s death.

(3)           In the event of a Participant’s Disability, the entire vested amount credited to the Participant’s TCF Stock Account shall be distributed to the Participant 30 days after the conditions for recognizing the Disability have been satisfied.

VII.         Committee.

The Committee shall have full power to construe, interpret and administer this Plan, including to make any determination required under this Plan and to make such rules and regulations as it deems advisable for the operation of this Plan.  The Committee shall have sole and absolute discretion in the performance of its powers and duties under this Plan. A majority of the Committee shall constitute a quorum. Actions of the Committee shall be by a majority of persons constituting a quorum and eligible to vote on an issue.  Meetings may be held in person or by telephone.  Action by the Committee may be taken in writing without a meeting provided such action is executed by all members of the Committee.  All determinations of the Committee shall be final, conclusive and binding unless found by a court of competent jurisdiction to have been arbitrary and capricious. The Committee shall have authority to designate officers of TCF Financial and to delegate authority to such officers to receive documents which are required to be filed with the Committee, to execute and provide directions to the Trustee and other administrators, and to do such other actions as the Committee may specify on its behalf, and any such actions undertaken by such officers shall be deemed to have the same authority and effect as if done by the Committee itself.

VIII.        Benefits Unfunded.

The rights of Participants to benefits from this Plan are solely as unsecured creditors of their Employers.  Benefits payable under this Plan shall be payable from the general assets of the Employers and there shall be no trust fund or other assets secured for the payment of such benefits.  In its discretion, an Employer may purchase or set aside assets, through use of a grantor trust, to provide for the payment of benefits hereunder but such assets shall in all cases remain assets of the Employer and subject to the claims of the Employer’s creditors. This Plan constitutes a mere promise by the Employers to make benefit payments in the future, and it is intended to be unfunded for tax purposes and for purposes of Title I of ERISA.

IX.           Amendment.

The Committee may amend the Plan prospectively, retroactively or both, at any time and for any reason deemed sufficient by it without notice to any person affected by this Plan and may likewise terminate this Plan as provided in Article X with regard to persons expecting to receive benefits in the future.  The benefit, if any, payable to or with respect to a Participant as of the effective date of such amendment or the effective date of such termination shall not be, without the knowing and voluntary written consent of the Participant (which consent shall only be effective to the extent it does not result in the imposition of an excise tax on the Participant under IRC § 409A), diminished or delayed by such amendment or termination.

X.            Plan Termination.

The Committee in its discretion may terminate the Plan and may accelerate distribution of Participant account balances to such time as the Committee shall determine notwithstanding the provisions of Article VI in accordance with one of the following:

(a)           The Plan may be terminated within 12 months of a corporate dissolution of TCF Financial taxed under IRC § 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. 503(b)(1)A), provided that the amounts deferred under the Plan are included in the Participant’s gross income in the latest of –

(1)           The calendar year in which the plan termination and liquidation occurs;

(2)           The first calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or

(3)           The first calendar year in which the payment is administratively practicable.

(b)           The Plan may be terminated pursuant to irrevocable action taken by the Employer within the 30 days preceding or the 12  months following a Change in Control event with respect to TCF Financial.  However, any such termination within the 12 months after such a Change in Control shall require the consent of 80% of the participants as required in Article IX (which consent shall only be effective to the extent it does not result in the imposition of an excise tax on any Participant under IRC § 409A).  For purposes of this paragraph, this Plan will be treated as terminated only if all plans sponsored by the Affiliated Group immediately after the time of the Change in Control that are required to be aggregated with this Plan under Treasury Regulation § 1.409A-1(c) are terminated, so that each Participant in the Plan and all participants under substantially similar arrangements who experienced the Change in Control event are required to receive all amounts of compensation deferred under the terminated arrangements within 12 months of the date the Employer irrevocably takes all necessary action to terminate and liquidate all of such plans.  Solely for purposes of this subsection (b), the Employer with the discretion to terminate the Plan is the service recipient that is primarily liable immediately after the Change in Control event for the payment of the deferred compensation.

(c)           The Plan may be terminated for any other reason, provided that:

(1)           the termination does not occur proximate to a downturn in the financial health of the Affiliated Group;

(2)           all plans sponsored by the Affiliated Group that would be required to be aggregated with this Plan under Treasury Regulation § 1.409A-1(c) if the same Employee had deferrals of compensation under all of the plans are terminated and liquidated with respect to all Participants;

(3)           no payments other than those otherwise payable under the terms of the Plan if the termination had not occurred are made within 12 months of the termination of the Plan,

(4)           all payments are made within 24 months of the termination of the Plan, and

(5)           no member of the Affiliated Group adopts a new plan that would be aggregated with any of the terminated plans under Treasury Regulation § 1.409A-1(c) at any time for a period of three years following the date of termination of the Plan.

(d)           Such other events and conditions as the Commissioner of Internal Revenue may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

XI.           Miscellaneous.

(a)           Notices under this Plan to the Employer, TCF Financial or the Committee shall be sent by Certified Mail, Return Receipt Requested to: Compensation Committee, TCF Financial Corporation, c/o General Counsel, TCF Financial Corporation, 200 Lake Street East, Wayzata, MN 55391.  Notices under this Plan to Eligible Employees or their beneficiaries or survivors shall be sent by Certified Mail to the last known address for such person(s) on the books and records of the Employer.

(b)           Nothing in this Plan shall change a Participant’s status to anything other than an employee “at will” or otherwise enlarge or modify such Employee’s employment rights or benefits other than as provided herein.

(c)           Expenses of administering the Plan shall be borne by the Employers in proportion to their share of Participants in this Plan.

(d)           A Participant’s benefits under this Plan may not be assigned, transferred, pledged or otherwise hypothecated by said Participant or survivor thereof.